SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2011

MISSION COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

California	333-12892	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

3380 S Higuera Street, San Luis Obispo, CA 93401
(Address of principal executive offices)
(Zip code)

(805) 782-5000

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  On November 17, 2011 Mission Community Bancorp announced that Anita M. Robinson, its President, as well as the President and Chief Executive Officer of Mission Community Bank, the Company’s wholly-owned banking subsidiary, had been terminated from these positions and will assume the position as President and Chief Executive Officer of a wholly-owned subsidiary of Mission Community Bank, as noted below. In connection with this termination, Ms. Robinson was also terminated as a director of Mission Community Bancorp and Mission Community Bank effective November 18, 2011.

Also on November 17, 2011 Ms. Robinson entered into an agreement with Mission Community Development Corporation, a wholly-owned subsidiary of Mission Community Bank, to serve as President and Chief Executive Officer of that corporation.  Mission Community Development Corporation provides financing for small businesses and low-to-moderate income area developments.  Ms. Robinson has agreed to serve in this capacity from November 18, 2011 through December 31, 2012.  Ms. Robinson will receive annual base compensation of $220,000 per year plus any bonuses or other compensation as may be determined by the Board of Directors, in its sole discretion.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2011		MISSION COMMUNITY BANCORP

	By:	/s/ James W. Lokey
James W. Lokey, Chief Executive Officer